News Release

Firsthand Technology Value Fund Discloses Top Portfolio Holdings

San Jose, CA, March 6, 2013 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of February 28, 2013 were Twitter, Facebook, SolarCity, Silicon Genesis, and QMAT.

1.
Twitter, Inc. is an online social networking service that lets users send and receive 140-character messages (“tweets”). As of February 28, 2013, the Fund’s investment in Twitter consisted of 154,000 shares of preferred stock and 852,200 shares of common stock and represented approximately 8.5% of the Fund’s estimated gross assets*.

2.
Facebook, Inc. (NASDAQ: FB) is an online social networking service with more than 1 billion monthly active users worldwide. As of February 28, 2013, the Fund’s investment in Facebook consisted of 600,000 shares of common stock and represented approximately 8.1% of the Fund’s estimated gross assets*.

3.
SolarCity Corp. (NASDAQ: SCTY) is a leading installer of commercial and residential solar photovoltaic systems. As of February 28, 2013, the Fund’s investment in SolarCity consisted of 426,300 shares of common stock and represented approximately 3.3% of the Fund’s estimated gross assets*.

4.
Silicon Genesis Corp. is a developer of layer transfer technology for the semiconductor and solar industries. As of February 28, 2013, Silicon Genesis securities represented approximately 3.2% of the Fund’s estimated gross assets and consisted of approximately 8.5 million shares of preferred and common stock, various debt securities, and warrants to purchase additional common and preferred stock.

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5.
QMAT is developing advanced materials technologies for applications in the electronics industry. As of February 28, 2013, the Fund’s investment in QMAT consisted of 6 million shares of preferred stock plus warrants to purchase additional shares, and represented approximately 3.0% of the Fund’s estimated gross assets.

The Fund also announced that, as of February 28, 2013, estimated gross assets* of the Fund were approximately $201 million, or $23.46 per share, including cash of approximately $15.84 per share. As of February 28, 2013, the Fund’s top five holdings constituted 26.1% of the Fund’s estimated gross assets*. Complete financial statements and a detailed schedule of investments for the period ended December 31, 2012 will be published in mid-March in the Fund’s annual report filing on Form 10-K.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

*Estimated gross assets as of February 28, 2013 represent preliminary gross assets of approximately $197 million as of December 31, 2012 plus the net change in unrealized appreciation/depreciation of publicly-traded securities since December 31, 2012. For the purposes of calculating the percentage of gross assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due to restrictions on the stock, or (3) the December 31, 2012 fair value of each security, as determined by our Board of Directors.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com